Filed Pursuant to Rule 433

Registration Nos. 333-177588

333-177588-01

SHELL INTERNATIONAL FINANCE B.V.

0.625% Guaranteed Notes due 2015

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated November 29, 2012

US$750,000,000 0.625% Guaranteed Notes due 2015:

Issuer:	Shell International Finance B.V.

Guarantor:	Royal Dutch Shell plc

Title:	0.625% Guaranteed Notes due 2015 (the “2015 Notes”)

Total principal amount being issued:	US$750,000,000

Denomination:	The 2015 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+5):	December 6, 2012

Guarantee:	Payment of the principal of and interest on the 2015 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	December 4, 2015

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	0.625% per annum

Date interest starts accruing:	December 6, 2012

Interest payment dates:	June 4 and December 4 of each year, subject to the Day Count Convention.

First interest payment date:	June 4, 2013

Treasury benchmark:	0.375% due November 11, 2015

US treasury yield:	0.333%

Spread to treasury:	30 bps

Re-offer yield:	0.633%

Business Day:	Any weekday on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2015 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	May 19 and November 19 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2015 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2015 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2015 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	None.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2015 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated November 29, 2012, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2015 Notes issued pursuant to the prospectus supplement. These additional 2015 Notes will be deemed part of the same series as the 2015 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2015 Notes the right to vote together with holders of the 2015 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.976%; Total: $749,820,000

Proceeds, before expenses, to Issuer:	Per Note: 99.856%; Total: $748,920,000

Underwriters:	Barclays Capital Inc. Goldman, Sachs & Co.

CUSIP Number:	822582 AU6

ISIN:	US822582AU64

SHELL INTERNATIONAL FINANCE B.V.

2.250% Guaranteed Notes due 2023

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated November 29, 2012

US$1,000,000,000 2.250% Guaranteed Notes due 2023:

Issuer:	Shell International Finance B.V.

Guarantor:	Royal Dutch Shell plc

Title:	2.250% Guaranteed Notes due 2023 (the “2023 Notes”)

Total principal amount being issued:	US$1,000,000,000

Denomination:	The 2023 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+5):	December 6, 2012

Guarantee:	Payment of the principal of and interest on the 2023 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	January 6, 2023

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	2.250% per annum

Date interest starts accruing:	December 6, 2012

Interest payment dates:	July 6 and January 6 of each year, subject to the Day Count Convention.

First interest payment date:	July 6, 2013

Treasury benchmark:	1.625 % due November 15, 2022

US treasury yield:	1.613%

Spread to treasury:	75 bps

Re-offer yield:	2.363%

Business Day:	Any weekday on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2023 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	June 21 and December 21 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2023 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2023 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2023 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2023 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of such series of 2023 Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, plus in each case accrued interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2023 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated November 29, 2012, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2023 Notes issued pursuant to the prospectus supplement. These additional 2023 Notes will be deemed part of the same series as the 2023 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2023 Notes the right to vote together with holders of the 2023 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 98.990%; Total: $989,900,000

Proceeds, before expenses, to Issuer:	Per Note: 98.790%; Total: $987,900,000

Underwriters:	Barclays Capital Inc. Goldman, Sachs & Co.

CUSIP Number:	822582 AV4

ISIN:	US822582AV48

* * * * * * * *

The Issuer estimates that the expenses in connection with the offering of the 2015 Notes and the 2023 Notes, other than the underwriting discount, will be as follows:

SEC Registration Fee	$238,700
Printing	14,500
Legal Fees and Expenses	99,500
Accounting Fees and Expenses	53,700
NYSE Listing Fees	10,000
Trustee’s Fees and Expenses	7,850

Total	$424,250

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847 or emailing barclaysprospectus@broadridge.com or by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526 or emailing prospectus-ny@ny.email.gs.com.